Exhibit B-116



                       OPERATING AGREEMENT

                               OF

                      COPIER SOLUTIONS, LLC


                          JUNE 2, 1998


                        TABLE OF CONTENTS

                                                            Page

ARTICLE I  THE LIMITED LIABILITY COMPANY                    1
     1.1  Formation of Limited Liability Company            1
     1.2  Registered Office and Agent                       1
     1.3  Purpose                                           1
     1.4  Principal Place of Business                       1
     1.5  Property                                          1
     1.6  Payment of Individual Obligations                 2

ARTICLE 2 DEFINITIONS                                       2
     2.1  Definitions                                       2
          (a)  "Capital Account"                            2
          (b)  "Capital Contribution"                       2
          (c)  "Code"                                       2
          (d)  "Economic Interest"                          2
          (e)  "Manager"                                    2
          (f)  "Net Cash Flow"                              2
          (g)  "Net Profits" and "Net Losses"               2
          (h)  "Operating Costs"                            2
          (i)  "Percentage Interest"                        3
          (j)  "Person"                                     3
          (k)  "Proceeds"                                   3
          (l)  "Regulations"                                3

ARTICLE 3 MANAGEMENT                                        3
     3.1  Manager                                           3
     3.2  Vice-Presidents and Other Officers                3
     3.3  Limitation on Powers of the Manager               3
     3.4  Removal or Resignation of Manager                 4
     3.5  Compensation of Manager                           4

ARTICLE 4 RIGHTS AND OBLIGATIONS OF MEMBERS..               4
     4.1  Limitation of Liability                           4
     4.2  Company Liabilities                               4
     4.3  Liability of a Member to the Company              4
     4.4  Independent Activities                            4

ARTICLE 5 MEETINGS OF MEMBERS                               5
     5.1  Action by Member without a Meeting                5

ARTICLE6 CAPITAL CONTRIBUTIONS                              5
     6.1  Initial Capital Contribution                      5
     6.2  Increase in Company Capital                       5
     6.3  Capital Accounts of the Member                    5
     6.4  Interest and Other Amounts                        5
     6.5  Loans of Member                                   5
ARTICLE 7 ALLOCATIONS                                       6
     7.1  Net Profits and Net Losses                        6

ARTICLE 8 ACCOUNTING,DISTRIBUTIONS AND TAXES                6
     8.1  Distribution of Net Cash Flow                     6
     8.2  Accounting                                        6
     8.3  Tax Matters Member                                6

ARTICLE 9 ADMISSION OF SUCCESSOR MEMBERS OR NEW MEMBERS     7
     9.1  Admission New Members                             7
     9.2  Financial Adjustments                             7
ARTICLE 10 TERM.TERMINATION AND DISTRIBUTION UPON
     LIQUIDATION                                            7
     10.1  Term                                             7
     10.2  Withdrawal of the Member                         7
     10.3  Events of Dissolution                            7
     10.4  Cessation of Business                            8
     10.5  Winding Up. Liquidation. and Distribution of
     Assets                                                 8
     10.6  Articles of Termination                          8
     10.7  Return of Contribution Nonrecourse to Other
     Members                                                9

ARTICLE 11                                                  9
     11.1  Notices                                          9
     11.2  Governing Law                                    9
     11.3  Entire Agreement                                 9
     11.4  Binding Agreement                                9
     11.5  Interpretation                                   9
     11.6  Severability                                     9
     11.7  Saving Clause                                    10
     11.8  Further Documentation                            10
     11.9  Indemnification                                  10


                       OPERATING AGREEMENT

                               OF

                      COPIER SOLUTIONS, LLC

     THIS OPERATING AGREEMENT ("Operating Agreement"), is made and entered into to be effective as of the 2nd day of June 1998, by and between Copier Solutions, LLC, a Missouri limited liability company (the "Company"), Municipal Solutions, LLC, a Delaware limited liability company as the sole member of the Company (the "Member") and Colin Dobell as the manager of the Company (the "Manager").

     WHEREAS, the Member has organized the Company as a limited liability company governed by the Missouri Limited Liability
Company Act (the "Missouri Act") and the Manager has agreed to act as the Manager of the Company;

     NOW, THEREFORE, in consideration of the mutual covenants and benefits set forth below, other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                            ARTICLE 1

                  THE LIMITED LIABILITY COMPANY

     1.1  Formation of Limited Liability Company. The Articles of
Organization of the Company were filed in the office of the Secretary of State of Missouri pursuant to the Missouri Act on May 12, 1998 and are hereby ratified by the Member.

     1.2 Registered Office and Agent. The address of the Company's registered office in the State of Missouri is located at 120 W. 12th Street, Kansas City, Missouri 64105, and the registered agent at such office is STK Registered Agent, Inc. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Manager shall promptly designate a replacement registered agent or registered office as the case may be, and make the appropriate filings with the secretary of state.

     1.3 Purpose. The purpose and business of the Company shall be to invest in and conduct business ventures as selected by the Member from time to time, to do all other things which are reasonably incidental to the foregoing, and to transact any or all other lawful business for which a limited liability company may be organized under the Missouri Act.

     1.4 Principal Place of Business. The principal place of business of the Company shall be 1201 Walnut, Kansas City, Missouri 64106, or at such other place or places within or without the State of Missouri as the Manager may designate from time to time.

     1.5 Property. All assets, including real and personal property owned and held by the Company shall be owned by the Company in the name of the Company. The Member's interest in the Company shall be personal property for all purposes. Any deed, bill of sale, mortgage, lease, contract of sale or other instrument purporting to convey or encumber any interest in the property of the Company shall be signed only as authorized by the Member.

     1.6 Payment of Individual obligations. The Company's credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be transferred or encumbered for or in payment of any individual obligation of the Member.

                            ARTICLE 2

                           DEFINITIONS

2.1  Definitions. As used in this Operating Agreement:

     (a) "Capital Account" means the Capital Account determined and maintained for the Member in accordance with Section 1.704-
1(b)(2)(iv) of the Regulations.

     (b) "Capital Contribution" means, with respect to any Member or Economic Interest Owner, the amount of money and the fair market value of any property (other than money) contributed to the Company by the Member. The initial Capital Contribution of the Member is set forth on Exhibit A hereto, which is incorporated herein by this reference.

     (c) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

     (d) "Economic Interest" shall mean the interest of the Member in the Company's Net Profits, Net Losses and the distribution of Net Cash Flow and/or the Company's assets pursuant to this Operating Agreement and the Missouri Act, but shall not include any right to vote on, consent to or otherwise participate in any decision of the Member in the management of the Company.

     (e)  "Manager" shall mean Colin Dobell, or any replacement
Manager appointed by the Member pursuant to Section 3.4 hereof

     (f) "Net Cash Flow" shall mean, with respect to any period, the amount (if any) which the Proceeds for such period exceed the Operating Costs for such period, all principal and interest payments on indebtedness of the Company, and all other sums paid to lenders.

     (g) "Net Profits" and "Net Losses" means, for each fiscal year, an amount equal to the Company's taxable income or loss for such fiscal year.

     (h) "Operating Costs" shall mean, with respect to any period, all cash expenditures incurred incident to the normal operation of the Company's business and any amounts determined by the Manager, from time to time, to be reasonably necessary to provide a reserve for the operations, expenses, debt payments, capital improvements, and contingencies of the Company.

     (i) "Percentage Interest" shall mean, with respect to the Member its percentage interest of the Economic Interests in the Company. The initial Percentage Interests of the Member is as designated in Section 6.1 of this Operating Agreement.

     (j) "Person" shall include any individual, trust, estate, corporation, partnership, limited liability company, association or other entity.

     (k) "Proceeds" shall mean, with respect to any period, gross receipts received by the Company from all sources during such period, including, without limitation, all sales, other dispositions, and refinancings of the Company's property, but does not include Capital Contributions as provided for in Article 6 of this Operating Agreement.

     (l)  "Regulations" means the Treasury Regulations, including
Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding Regulations).

                            ARTICLE 3

                           MANAGEMENT

     3.1 Manager. The business and affairs of the Company shall be managed by a Manager who, subject to the provisions of this Operating Agreement, shall have the responsibility for the management of the day to day business and affairs of the Company and shall have the power and authority to take, or cause to be taken, any and all actions necessary as advisable to carry out his duties as described in this Operating Agreement. The initial Manager is Colin Dobell.

     3.2 Vice-Presidents and Other Officers. The Manager may appoint one or more Vice-Presidents and such other officers of the Company from time to time as the Manager deems necessary or desirable. The officers as so appointed by the Manager shall serve at the pleasure of the Manager and shall have such duties and responsibilities as may be assigned by the Manager from time to time.

     3.3 Limitation on Powers of the Manager. Notwithstanding any other provisions of this Operating Agreement, the affirmative approval of the Member shall be required to:

     (a)  Amend this Operating Agreement or the Articles of
Organization of the Company;

(b) Take any action or fail to take any action in contravention of this Operating Agreement;

     (c)  Admit any additional Members;

     (d)  Modify the Member's obligation to make a Capital
Contribution;

     (e) Merge or consolidate or agree to merge or consolidate the Company with or into any other entity;

     (f) Sell, exchange, lease, mortgage, pledge or otherwise dispose of all or substantially all of the property of the Company in a single transaction or series of related transactions;

     (g) Approve any expenditure in an amount in excess of one hundred thousand dollars ($100,000);

     (h) Assume, incur or guarantee or become liable for any indebtedness or borrowed money on behalf of the Company in excess of one hundred thousand dollars ($100,000) in the aggregate outstanding at any time;

     (i) Make or cause the Company to become a party to any contract or commitment or renew, extend or amend or modify any contract or commitment, unless such contract or commitment is entered into in the ordinary course of business; or

     (j) Invest in or acquire any interest in any business enterprise or venture.

     3.4 Removal or Resignation of Manager. The Member shall have the right to remove the Manager from time to time. Also, the Manager of the Company may resign at any time by giving thirty
(30) days advance written notice to the Member. Unless otherwise specified in the notice, the acceptance of the resignation shall not be necessary to make it effective. Any vacancy created in the Manager position by the removal or resignation of the Manager shall be filled by the Member.

     3.5 Compensation of Manager. The compensation of the Manager, if any, shall be fixed from time to time by the Member.

                            ARTICLE 4

                RIGHTS AND OBLIGATIONS OF MEMBERS

     4.1 Limitation of Liability. The Member's liability shall be limited as set forth in this Operating Agreement, the Missouri
Act and other applicable law.

     4.2 Company Liabilities. The Member will not be personally liable for any debts or losses of the Company beyond the Member's
Capital Contributions, except as required by law.

     4.3 Liability of a Member to the Company. If the Member rightfully receives a return in whole or in part of its Capital
Contribution, it shall be liable to the Company only to the extent now or hereafter provided by the Missouri Act.

     4.4 Independent Activities. Except as may otherwise be agreed upon in writing between the Company and the Member, the Member shall be required to devote only such time to the affairs of the Company the Member determines in its sole discretion, and the Member shall be free to serve any other Person in any capacity that it may deem appropriate in its discretion.

                            ARTICLE 5

                       MEETINGS OF MEMBERS

     5.1 Action by Member without a Meeting. Any action required or permitted to be taken by the Member shall be evidenced by a written consent describing the action taken and signed by the Member, which consent shall be included in the minutes or filed with the Company records. Any action taken under this Section is effective when the Member has signed the consent, unless the consent specifies a different effective date.

                            ARTICLE 6

                      CAPITAL CONTRIBUTIONS

     6.1 Initial Capital Contribution. A Capital Account shall be maintained for the Member as provided in Section 2.1(a) above, which shall include the initial Capital Contribution of the Member as set forth on Exhibit A. The initial Percentage Interest of the Member shall be as also set forth in Exhibit A.

     6.2 Increase in Company Capital. The Member, in its discretion, may make contributions of additional capital to the Company from time to time.

     6.3 Capital Accounts of the Member. The amount of any additional Capital Contribution made by the Member shall be added to the Member's Capital Account as of the date of such contribution.

     6.4 Interest and Other Amounts. The Member shall not receive any interest, salary or draw with respect to its Capital Contributions or its Capital Account or for services rendered to or on behalf of the Company or otherwise in its capacity as a Member, except as otherwise provided in this Operating Agreement or other agreement between the Company and the Member.

     6.5 Loans of Member. The Member may loan cash or other property to the Company, should additional funds be required upon such terms and conditions as the Member may determine. Loans by the Member to the Company shall not be considered as contributions to the capital of the Company. The Member, however, shall not be obligated to make any loan or advance to the Company.

                            ARTICLE 7

                           ALLOCATIONS

     7.1  Net Profits and Net Losses. All Net Profits and Net
Losses for each fiscal year shall be allocated to the Member.

                            ARTICLE 8

               ACCOUNTING. DISTRIBUTIONS AND TAXES

     8.1  Distribution of Net Cash Flow. Upon the approval of the
Member, the Manager shall distribute the Net Cash Flow of the Company to the Member in such amounts as so determined by the Member.

     Notwithstanding the foregoing, no distributions shall be made unless, after distribution is made, the assets of the Company are in excess of its liabilities, except amounts payable to the Member on account of its Capital Contributions.

     8.2 Accounting. The fiscal and tax year of the Company shall be the calendar year. For tax purposes, the records of the Company shall be maintained on an accrual method of accounting. The books of account of the Company shall be kept and maintained at all times at the principal place of business of the Company. The Member shall have the right at all reasonable times during usual business hours to audit, examine and make copies of or extracts from the books of account of the Company.

     As soon as reasonably practicable after the end of each calendar quarter, the Manager shall furnish the Member with an interim balance sheet, statement of profit and loss, and statement of cash receipts and disbursements of the Company, each prepared in accordance with generally accepted accounting principles and reviewed by the Company's independent certified public accountants. As soon as reasonably practicable after the end of each fiscal and tax year, the Manager shall furnish the Member with: (i) a balance sheet of the Company as of the last day of such fiscal or tax year, a statement of profit or loss of the Company for such year, and a statement of cash receipts and disbursements, each prepared in accordance with generally accepted accounting principles and reviewed by the Company's independent certified public accountants; (ii) a statement showing the amounts allocated to or allocated against the Member pursuant to Article 7 of this Operating Agreement during or in respect of such year, and any items of income, deduction, credit, or loss allocated to it; and (iii) a copy of the federal income tax return of the Company.

     8.3  Tax Matters Member. The Member is designated as the Tax
Matters Member of the Company and may, within its discretion, make any tax election for the Company allowed under the Internal
Revenue Code of 1986.

                            ARTICLE 9

          ADMISSION OF SUCCESSOR MEMBERS OR NEW MEMBERS

     9.1 Admission New Members. A person shall be deemed admitted as a Member of the Company only upon the satisfactory completion of the following:

     (a) The Member shall have consented to the admission of the Person as a Member of the Company and the amount and character of the proposed Capital Contribution of such new Member.

     (b) The Person shall have accepted and executed and agreed to be bound by the terms and provisions of this Operating
Agreement, with such amendments as deemed necessary or desirable by the Member and such other documents or instruments as the Manager may require.

     9.2 Financial Adjustments. No new Member shall be entitled to any retroactive allocation of losses, income, or expense deductions incurred by the Company. The Company may, at its option, at the time a new Member is admitted, close the Company's books (as though the Company's tax year had ended) or make pro rata allocations of loss, income, and expense deductions to a new Member for that portion of the Company's tax year in which a Member was admitted in accordance with the provisions of Section 706 of the Code and the Regulations promulgated thereunder.

                           ARTICLE 10

       TERM. TERMINATION AND DISTRIBUTION UPON LIQUIDATION

     10.1 Term. The term of the Company shall commence on the date the Articles of Organization for the Company are filed in the Office of the Missouri Secretary of State in accordance with the Missouri Act and shall continue until December 31, 2098, unless earlier dissolved by the Member, or the provisions of the Articles of Organization, this Operating Agreement or the Missouri Act.

     10.2 Withdrawal of the Member. The Member may withdraw, retire or resign from the Company at any time upon giving thirty
(30) days prior written notice to the Company.

     Subject to the remaining provisions of this Operating Agreement, upon the withdrawal of the Member, the Member shall be entitled to the fair market value of its Economic Interest, which amount shall be equal to the sum of the withdrawing Member's Percentage Interest of both (i) the Company's Net Profits or Net Losses for the year in which the withdrawal occurs through the date of the withdrawal (less any distributions of Net Cash Flow made to the withdrawing Member through the date of such withdrawal); and (ii) the value of the Company's assets, net of the Company's debts, and obligations; less any deficit balance in the Member's Capital Account.

     10.3 Events of Dissolution. The Company shall immediately dissolve upon an event of withdrawal shall include:

     (a) The withdrawal, resignation, dissolution or termination of the Member;

     (b)  December 31, 2098; or

     (c) The happening of any event that makes it unlawful or impossible to carry on the business of the Company.

     10.4 Cessation of Business. In the event of the occurrence of any event effecting the dissolution of the Company, the Manager shall execute a notice of winding up in such form as shall be prescribed by the Missouri Secretary of State and file the same with the Missouri Secretary of State's office. Upon the filing of the notice of winding up, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, but its separate existence shall continue until the Manager has filed articles of termination in the office of Missouri Secretary of State or until a decree terminating the Company has been entered by a court of competent jurisdiction.

     10.5 Winding Up. Liquidation. and Distribution of Assets. Upon dissolution, an accounting shall be made of the accounts of the Company and of the Company's assets, liabilities and operations, from the date of the last previous accounting until the date of dissolution and the Manager shall immediately proceed to wind up the affairs of the Company. If the Company is dissolved and its affairs are to be wound up, the Manager shall:

     (a) Collect and sell or otherwise liquidate all of the Company's assets as promptly as practicable (except to the extent the Member may determine to distribute any assets to the Member in kind);

     (b) Allocate any Net Profits or Net Losses resulting from such sale or other disposition of the Company's assets to the Member's Capital Account;

     (c) Discharge all debts, liabilities and obligations of the Company, including those to the Member as creditor of the Company, to the extent otherwise permitted by law, other than debts, liabilities and obligations to the Member for distributions, and establish such reserves as the Manager may deem reasonably necessary to provide for contingencies or liabilities of the Company (for purposes of determining the Member's Capital Account, the amounts of such reserves shall be deemed to be an expense of the Company);

     (e) Upon completion of the winding up, liquidation and distribution of the assets, the Company shall be deemed terminated; and

     (f) The Manager shall comply with any applicable requirements of the Missouri Act pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

     10.6 Articles of Termination. When all debts, liabilities, and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining assets have been distributed to the Member, the Manager shall execute and deliver to the Missouri Secretary of State articles of termination setting forth the information required by the Missouri Act.

     10.7 Return of Contribution Nonrecourse to Other Members.
Except as provided by law or as expressly provided in this Operating Agreement, upon dissolution, the Member shall look solely to the assets of the Company for the return of its Capital
Contributions.

                           ARTICLE 11

                    MISCELLANEOUS PROVISIONS

     11.1 Notices. Except as otherwise provided in this Operating Agreement, any notice required or permitted herein shall be in writing and shall be deemed to have been delivered, whether actually received or not, two (2) calendar days after being deposited in the United States mail, by registered mail, return receipt requested, postage prepaid, addressed to the party entitled thereto at the last address of such party provided by such party to the Company. Any notice to the Company shall be sent to the Company's principal place of business.

     11.2 Governing Law. This Operating Agreement has been made and executed in accordance with the Missouri Act and is to be construed, enforced, and governed in accordance therewith and with the laws of the State of Missouri. All actions or proceedings arising directly or indirectly from this Operating Agreement shall be commenced and litigated only in the Circuit Court of Jackson County, Missouri, or the United States District Court of Missouri, Western District, located in Kansas City, Missouri. The parties hereby consent to the jurisdiction over them of the Circuit Court of Jackson County, Missouri, and the United States District Court of Missouri, in all actions or proceedings arising directly or indirectly from this Operating Agreement.

     11.3 Entire Agreement. Except as otherwise provided herein, this Operating Agreement together with the preamble, recitals and Exhibits hereto, each of which are incorporated herein, constitutes the entire agreement on the subject matter hereof and may not be changed, modified, amended, or supplemented except in writing, signed by the Member. All other oral or written agreements, promises, and arrangements in relation to the subject matter of this Operating Agreement are hereby rescinded.

     11.4 Binding Agreement. Subject to the restrictions and encumbrances set forth herein, the terms and provisions of this Operating Agreement shall be binding upon, be enforceable by and inure to the benefit of the Member, and its successors and assigns.

     11.5 Interpretation. The descriptive headings contained in this Operating Agreement are for convenience only and are not intended to define the subject matter of the provisions of this Operating Agreement and shall not be resorted to for interpretation thereof.

     11.6 Severability, If any provision of this Operating Agreement or the application thereof to any individual or entity or circumstance shall be invalid or unenforceable to any extent, the remainder of this Operating Agreement and the application of such provisions to other individuals or entities or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

     11.7 Saving Clause. In the event any provision of this Operating Agreement shall be, or shall be found to be, contrary to the Missouri Act, such provision shall be deemed amended so as to conform with such Act.

     11.8 Further Documentation. Each of the parties hereto agrees in good faith to execute such further or additional documents as may be necessary or appropriate to fully carry out the intent and purpose of this Operating Agreement.

     11.9 Indemnification. The Company shall indemnify any Member or Manager of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, arbitration, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Company, by reason of the fact that such Member or Manager is or was a Member or Manager of the Company or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise, against liability incurred in connection with such action, arbitration, suit or proceeding, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such Member or Manager in connection with such action, arbitration, suit or proceeding, including any appeal thereof, if such Member or Manager acted in good faith and in a manner such Member or Manager reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe such Member's or Manager's conduct was unlawful, except that no indemnification shall be made in respect of any claim, issue or matter as to which such Member or Manager shall have been adjudged to be liable for gross negligence or gross misconduct in the performance of such Member's or Manager's duty to the Company unless and only to the extent that the court or arbitration in which the action, arbitration or suit was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, such Member or Manager is fairly and reasonably entitled to indemnity for such expenses which the court or arbitration shall deem proper. The termination of any action, arbitration, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Member or Manager did not act in good faith and in a manner which such Member or Manager reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had reasonable cause to believe that such Member's or Manager's conduct was unlawful.

     IN WITNESS WHEREOF, the parties hereto have signed this Operating Agreement to be effective on the date first above written.

                         COPIER SOLUTIONS, LLC,
                         a Missouri limited liability company


                         By:/s/ Colin Dobell
                         Colin Dobell, Manager

                         MUNICIPAL SOLUTIONS, LLC,
                         a Delaware limited liability company


                         By:/s/ Colin Dobell
                         Colin Dobell, Manager


                         /s/ Colin Dobell
                         Colin Dobell, Manager of Copier
                         Solutions, LLC